EXHIBIT 21


                         LIST OF SUBSIDIARIES




     The Partnership is a partner of Carlyle Seattle Associates, a venture which is a partner in Wright-Carlyle Seattle a general partnership which holds title to the First Interstate Center in Seattle, Washington. The developer of the property is a partner in the joint venture. The Partnership is a partner of Carrara Place Limited, a limited partnership which holds title to the Carrara Place Office Building in Englewood, Colorado. The developer of the property is a partner in the joint venture. The Partnership is a partner of CP Permian Partners, a general partnership which holds title to the Permian Mall in Odessa, Texas. The Corporate General Partner is a partner in the joint venture. The Partnership is a partner of Carlyle/National City Associates, a general partnership which holds title to the National City Center Office Building in Cleveland, Ohio. Another partnership sponsored by the Corporate General Partner is a partner in the joint venture.